Exhibit 99

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

For Immediate Release

CONTACTS:
Dennis J. Leisz, Chairman of the Board
Mack V. Traynor III, CEO

HEI, INC. ANNOUNCES INTERIM CHIEF FINANCIAL OFFICER

     MINNEAPOLIS, January 14, 2005 — HEI, Inc. (NASDAQ: HEII, www.heii.com) announced today the resignation of its Chief Financial Officer, Douglas J. Nesbit, and the appointment of Timothy Clayton of Emerging Capital, as interim CFO, effective January 17, 2005.

     Mr. Clayton is a principal of Emerging Capital, a Minneapolis-based consulting firm which focuses on financial management and strategic planning for emerging growth companies. Since founding Emerging Capital in 2000, Mr. Clayton has served as a key advisor to a number of public and private businesses. Previously, Mr. Clayton was Executive Vice President, CFO and Treasurer of Building One Services, a $1.6 billion provider of facility services. Prior to that, Mr. Clayton served as an audit partner with what is now PriceWaterhouseCoopers for ten years. He is a certified public accountant and holds a bachelor’s degree in accounting from Michigan State University. Mr. Clayton is a Member of the Board of Directors for the National Federation of Independent Businesses and Agribank.

     Announcing this management change, Mack Traynor, Chief Executive Officer of HEI, stated; “HEI is delighted to announce that Tim Clayton has accepted the role of interim Chief Financial Officer for HEI, Inc. Tim brings a wealth of highly relevant experience in the fields of public accounting and reporting for growth companies. In addition, having founded and having served as Chief Financial Officer of a billion dollar business, he will be able to implement the financial controls required by HEI as the Company begins a relationship with a new external audit firm. I also anticipate that Tim will fully participate in the strategic planning process ongoing at HEI.”

     HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division -Advanced Medical Division -High Density Interconnect Division RF Identification and Smart Card Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 4801 North 63rd Street, Boulder CO 80301 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including statements regarding the results of the Company under the interim CFO and the relationship between the Company and its new external audit firm are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances or subsequent actual results.